EXHIBIT 99.1

Entegris, Inc. Announces Tender Offer

To Repurchase $250 Million of Stock

CHASKA (Minneapolis), Minn., May 10, 2007 - Entegris, Inc. (Nasdaq: ENTG) announced today its intention to commence a modified “Dutch auction” tender offer to purchase up to 20.4 million shares of its common stock at a price per share not less than $11.00 and not greater than $12.25, for a maximum aggregate purchase price of up to $250 million. The Company intends to commence the stock tender offer tomorrow, May 11, 2007, and expects the stock tender offer to expire at 11:59 p.m. on June 8, 2007, unless extended. The number of shares proposed to be purchased in the stock tender offer represents approximately 15% percent of the Company’s currently outstanding common stock.

The Company will finance the offer with $175 million from available cash on hand together with the proceeds from a $75 million bridge loan facility. The company intends to refinance the bridge loan facility with debt securities, convertible debt securities or a bank loan.

“The magnitude and nature of this share repurchase, which follows a $100 million buyback we completed in October 2006, reflects our confidence in Entegris’ future,” said Gideon Argov, chief executive officer. “We believe that this recapitalization will result in a capital structure that can leverage our business model and will allow us to use our strong financial position and cash flow to build long-term shareholder value.”

Goldman, Sachs & Co., and Citigroup Global Markets Inc. will serve as dealer managers for the stock tender offer. MacKenzie Partners, Inc. will serve as information agent and Wells Fargo Bank, N.A. will serve as the depositary.

A modified “Dutch auction” allows shareholders to indicate how many shares and at what price within the Company’s specified range they wish to tender. Based on the number of shares tendered and the price specified by the tendering shareholders, the Company will determine the lowest price per share within the range that will enable it to purchase up to 20.4 million company shares, or such lesser number of shares as are properly tendered. The Company will not purchase shares below a price stipulated by a shareholder, and in some cases, may actually purchase shares at prices above a shareholder’s indication under the terms of the modified “Dutch auction.” The stock tender offer is not contingent upon a minimum number of shares being tendered but is conditioned on a number of events as described in the offer to purchase. Specific instructions and a complete explanation of the terms and conditions of the stock tender offer are contained in the Offer to Purchase and related materials that will be mailed to shareholders of record beginning on May 11, 2007.

None of Entegris’ management, its board of directors, the dealer managers, the information agent or the depositary is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares in the stock tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will tender their shares. Shareholders should consult their financial and tax advisors in making this decision.

In August 2006 the Company had announced a $150 million share repurchase authorization, of which approximately $100 million was executed in September and October of 2006 in the form of an accelerated stock buyback program. The Company expects approximately $50 million of the August 2006 authorization to remain following the completion of the stock tender offer.

This press release is for informational purposes only, and is not an offer to purchase or the solicitation of an offer to sell any shares of Entegris common stock. The solicitation of offers to purchase shares of Entegris common stock will be made only pursuant to the tender offer documents, including the Offer to Purchase and the related Letter of Transmittal that Entegris intends to distribute to holders of its common stock and file with the Securities and Exchange Commission (“SEC”) on the commencement date of the stock tender offer.

HOLDERS OF COMMON STOCK ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED TENDER OFFER DOCUMENTS) WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ON THE STOCK TENDER OFFER.

Holders of common stock will be able to obtain these documents as they become available free of charge at the SEC’s website at www.sec.gov, or at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. In addition, holders of common stock may also request copies of the Tender Offer Statement, the Offer to Purchase, related Letter of Transmittal and other filed tender offer documents free of charge by contacting MacKenzie Partners, Inc., the Information Agent, by telephone at (800) 322-2885 (toll-free), or in writing to MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016.

ABOUT ENTEGRIS

Entegris is the global leader in materials integrity management, delivering a wide range of products for purifying, protecting and transporting critical materials used in processing and manufacturing in semiconductor and other high tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.

Forward-Looking Statements

This press release contains forward-looking statements, including, among others, statements regarding the expected long-term prospects and performance of the Company, potential areas of further Company growth and the Company’s balance sheet following the stock repurchase. Actual results may differ materially from those expressed in the forward-looking statements due to a number of factors, including delays in effecting the tender, reductions in orders or cancellations of orders, increased competition in the Company’s core product lines, lack of acceptance of the Company’s new products, unanticipated cash requirements and prolonged adverse conditions in the U.S. economy and the Company’s industry.

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